Exhibit 10.32

AMENDMENT TO COMMERCIAL AGREEMENTS

THIS AMENDMENT TO COMMERCIAL AGREEMENTS (this “Amendment”), dated October 1, 2012, but effective as of the Effective Date (as defined in the Agreements), is by and between WWF Operating Company, a Delaware corporation (f/k/a WhiteWave Foods Company), on the one hand (“WW”), and Suiza Dairy Group, LLC, a Delaware limited liability company and Dean Dairy Holdings, LLC, a Delaware limited liability company, on the other hand (collectively with each of their wholly-owned subsidiaries other than Buyer, “FDD”).

RECITALS

A. WW and FDD previously entered into a Co-packing Agreement dated August 2, 2012 pursuant to which FDD agreed to manufacture and sell certain products to WW on the terms set forth therein (as amended by that certain Amendment 1 to Co-packing Agreement dated September 11, 2012, the “Co-packing Agreement”).

B. WW and FDD previously entered into a Product Sales and Distribution Agreement dated August 1, 2012, pursuant to which FDD agreed to purchase certain products from WW for distribution and resale to FDD’s customers (the “S&D Agreement”).

C. WW and FDD previously entered into a Cream Supply Agreement dated August 1, 2012 pursuant to which WW would purchase Grade A Cream from FDD (the “Cream Agreement” and together with the Co-packing Agreement and the S&D Agreement, the “Agreements”).

D. Each of the Agreements were to be effective as of the Effective Date (as defined therein).

E. WW and FDD wish to amend the Agreements as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

1. Capitalized Terms. Capitalized terms contained in this Amendment and not otherwise defined shall have the meaning ascribed to them in the applicable Agreement.

2. Payment Terms. The parties wish to amend the payment terms in each Agreement as follows:

To the extent the Effective Date is prior to January 1, 2013, then, for any invoice issued pursuant to any Agreement that is dated prior to January 1, 2013, the amount payable under such invoice will be due on the last day of the month immediately following the month in which the applicable invoice date falls (e.g., an invoice dated November 15, 2012 will be due and payable on or before December 31, 2012). For any invoice dated on or after January 1, 2013, such invoice shall be paid in accordance with the applicable payment terms set forth in the applicable Agreement.

3. Binding Effect and Assignment. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, except as is otherwise expressly provided herein or in the Agreements.

4. The Agreements. All other terms and provisions of the Agreements not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed.

5. Titles. The titles of the articles, sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Amendment. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision.

6. Execution. This Amendment may be executed in any number of original, facsimile, or portable document format (pdf) counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their proper and duly authorized representatives as of the date first set forth above.

WWF OPERATING COMPANY		SUIZA DAIRY GROUP, LLC DEAN DAIRY HOLDINGS, LLC

By:	/s/ Kelly J. Haecker	By:	/s/ Gregg A. Tanner

Name:	Kelly J. Haecker	Name:	Gregg A. Tanner

Title:	Chief Financial Officer	Title:	President